As filed with the Securities and Exchange Commission on July 29, 2003

Registration No. 333-107152

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Autobytel Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0711569
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18872 MacArthur Boulevard

Irvine, California 92612-1400

(949) 225-4500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ariel Amir

Executive Vice President and General Counsel

Autobytel Inc.

18872 MacArthur Boulevard

Irvine, California 92612-1400

(949) 225-4500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Peter Tennyson, Esq.

Paul, Hastings, Janofsky & Walker LLP

695 Town Center Drive

Seventeenth Floor

Costa Mesa, CA 92626

(714) 979-1921

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box.  ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED            , 2003

PRELIMINARY PROSPECTUS

5,711,109 Shares of Common Stock

par value $0.001

Autobytel Inc.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using the “shelf” registration process. The selling stockholders listed on pages 18 and 19 may offer and resell up to an aggregate of 5,711,109 shares of our common stock under this prospectus from time to time.

We will not receive any of the proceeds from the offer and sale of the shares. We will bear the costs relating to the registration of these shares.

Our common stock currently trades on the NASDAQ National Market under the symbol “ABTL”.

See “Risk Factors” beginning on page 3 to read about risks that you should consider before buying shares of our common stock.

The Securities and Exchange Commission may take the view that, under certain circumstances, the selling stockholders and any broker-dealers that participate with the selling stockholders in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. Commissions, discounts, or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2003

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with information that differs from what is contained or incorporated by reference in this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, nor an offer or solicitation in any jurisdiction where offers or sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, even though this prospectus may be delivered or shares may be sold under this prospectus at a later date.

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WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the Securities and Exchange Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of the public reference room. Our Securities and Exchange Commission filings are also available at the Securities and Exchange Commission’s Web site at “http://www.sec.gov.” In addition, you can read and copy our Securities and Exchange Commission filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

The Securities and Exchange Commission allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. Further, all filings we make under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2002;

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

3.	Our Current Report on Form 8-K, as filed on April 25, 2003;

4.	Our Current Report on Form 8-K, as filed on April 29, 2003;

5.	Our Definitive Proxy Statement dated April 28, 2003 filed in connection with our 2003 Annual Meeting of Stockholders;

6.	Our Current Report on Form 8-K, as filed on June 5, 2003;

7.	Our Current Report on Form 8-K, as filed on June 25, 2003; and

8.	The description of our common stock set forth in our Amendment No. 6 to our Registration Statement on Form S-1, filed on March 25, 1999.

We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

Autobytel Inc.

Attention: Investor Relations

18872 MacArthur Boulevard

Irvine, California 92612-1400

(949) 225-4500

InvestorRelations@autobytel.com

SUMMARY

This prospectus contains forward looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors appearing under “Risk Factors” and elsewhere in this prospectus.

The following summary does not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and other information incorporated by reference in this prospectus, before making an investment decision.

We are an automotive marketing services company that helps dealers sell cars and manufacturers build brands through efficient marketing, advertising and customer relationship management (CRM) tools and programs primarily through the Internet. We own and operate the car buying Web sites—Autobytel.com®, Autoweb.com® and CarSmart.comSM , and an automotive research Web site, AutoSite.com. We are also a leading provider of automotive marketing data and technology through our Automotive Information Center (AIC) division. We recently acquired AVV, Inc., formerly Applied Virtual Vision, Inc., a leading provider of dealership CRM tools and data extraction services.

We are a Delaware corporation incorporated on May 17, 1996. Our principal corporate offices are located at 18872 MacArthur Boulevard, Irvine, California 92612-1400. Our telephone number at that address is: (949)225-4500. Our Internet address on the world wide web is www.autobytel.com.

FORWARD LOOKING STATEMENTS

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus, parts of which are incorporated herein by reference, contain such forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words of similar substance used in connection with any discussion of future operations or financial performance identify forward-looking statements. In particular, statements regarding expectations and opportunities, new product expectations and capabilities, and our outlook regarding our performance and growth are forward-looking statements. This prospectus also contains statements regarding plans, goals and objectives. There is no assurance that we will be able to carry out such plans or achieve such goals and objectives or that we will be able to successfully do so on a profitable basis. These forward-looking statements are just predictions and involve risks and uncertainties such that actual results may differ materially from these statements. Important factors that could cause actual results to differ materially from those reflected in forward-looking statements made in this prospectus are set forth under the heading “Risk Factors.” You are urged not to place undo reliance on forward-looking statements, which speak only as of the date hereof. We are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements contained herein are qualified in their entirety by the foregoing cautionary statements. Unless specified otherwise, as used herein, the terms “we,” “us” or “our” refer to Autobytel Inc. and its subsidiaries.

RISK FACTORS

An investment in our common stock involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. Before purchasing these securities, you should carefully consider the following risk factors, as well as other information contained in this prospectus or incorporated by reference into this prospectus, in evaluating an investment in the securities offered by this prospectus. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

We have a history of net losses and cannot assure that we will be profitable. If we are unable to sustain our recent profitability and we lose money, our operations will not be financially viable.

Because of the relatively recent emergence of the Internet-based vehicle information and purchasing industry, none of our senior executives has long-term experience in the industry. This limited operating history contributes to our difficulty in predicting future operating results.

We have incurred losses every quarter through the third quarter of 2002. Having achieved profitability in the fourth quarter of 2002, we might fail to sustain or increase that profitability in the future. We cannot assure that we will be profitable. Autobytel had an accumulated deficit of $160.3 million as of March 31, 2003 and $161.2 million as of December 31, 2002.

Our potential for future profitability must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in the early stages of development, particularly companies in emerging and rapidly evolving markets, such as the market for Internet commerce. We believe that to achieve profitability, we must, among other things:

•	generate increased vehicle buyer traffic to our Web sites,

•	successfully introduce new products and services,

•	continue to send new and used vehicle purchase requests to dealers that result in sufficient dealer transactions to justify our fees,

•	expand the number of dealers in our networks and enhance the quality of dealers,

•	sustain and expand our relationships with automotive manufacturers,

•	identify and successfully consummate and integrate acquisitions,

•	respond to competitive developments,

•	maintain a high degree of customer satisfaction,

•	provide secure and easy to use Web sites for customers,

•	increase visibility of our brand names,

•	continue to attract, retain and motivate qualified personnel and

•	continue to upgrade and enhance our technologies to accommodate expanded service offerings and increased consumer traffic.

We cannot be certain that we will be successful in achieving these goals or that if we are successful in achieving these goals, that we will be profitable.

If our dealer attrition increases, our dealer networks and revenues derived from these networks may decrease.

The majority of our revenues are derived from fees paid by our networks of participating program and enterprise dealers. A few agreements account for all of our enterprise dealer relationships. From time to time, a major dealer group or automotive manufacturer may significantly increase or decrease the number of enterprise dealers participating in our dealer networks. If dealer attrition increases and we are unable to add new dealers to mitigate the attrition, our revenues will decrease. A material factor affecting dealer attrition is our ability to provide dealers with high quality purchase requests. High quality purchase requests are those that result in high closing ratios. Closing ratio is the ratio of the number of vehicles purchased at a dealer generated from purchase requests to the total number of purchase requests sent to that dealer. If the number of dealers in our networks declines, our revenues will decrease and our business, results of operations and financial condition will be materially and adversely affected.

Generally, our dealer agreements have a stated term ranging from 90 days to one year, but the dealers can cancel the dealer agreements upon 30 days notice. In the first quarter of 2003, we began an effort to sign new dealers to contracts with an initial term in excess of 30 days that are terminable on 30 days’ notice by us and automatically renew unless either party elects not to renew. Participating dealers may terminate their relationship with us for any reason, including an unwillingness to accept our subscription terms or as a result of joining alternative marketing programs. We cannot assure that dealers will not terminate their agreements with us. Our business is dependent upon our ability to attract and retain qualified new and used vehicle dealers, major dealer groups and automotive manufacturers. During the first quarter of 2003, we added 412 program dealer relationships to our dealer networks and 577 program dealer relationships were terminated by dealers or us. In the first quarter of 2003, our enterprise dealer relationships declined by 17. As of March 31, 2003, we had 19,913 dealer referral relationships, including approximately 11,500 dealer referral relationships which are part of a program with a major manufacturer. As of March 31, 2003, 592 program dealers had a relationship with more than one of our branded Web sites. Also, we had 117 suspended dealer relationships as of March 31, 2003. In order for us to grow or maintain our dealer networks, we need to reduce our dealer attrition. We cannot assure that we will be able to reduce the level of dealer attrition, and our failure to do so would materially and adversely affect our business, results of operations and financial condition.

We may lose participating dealers because of the reconfiguration of dealer territories. We will lose the revenues associated with any reductions in participating dealers resulting from such reconfiguration.

If the volume of purchase requests increases, we may need to reduce or reconfigure exclusive territories currently assigned to Autobytel or CarSmart dealers to serve consumers more effectively. If a dealer is unwilling to accept a reduction or reconfiguration of its territory, it may terminate its relationship with us. A dealer also could sue to prevent such reduction or reconfiguration, or collect damages from us. We have experienced one such lawsuit. A material decrease in the number of dealers participating in our networks or litigation with dealers could have a material adverse effect on our business, results of operations and financial condition.

We rely heavily on our participating dealers to promote our brand value by providing high quality services to our consumers. If dealers do not provide our consumers high quality services, our brand value will diminish and the number of consumers who use our services may decline causing a decrease in our revenues.

Promotion of our brand value depends on our ability to provide consumers a high quality experience for purchasing vehicles throughout the purchasing process. If our dealers do not provide consumers with high quality service, the value of our brands could be damaged and the number of consumers using our services may decrease. We devote significant efforts to train participating dealers in practices that are intended to increase consumer satisfaction. Our inability to train dealers effectively, or the failure by participating dealers to adopt recommended practices, respond rapidly and professionally to vehicle inquiries, or sell and lease vehicles in accordance with our marketing strategies, could result in low consumer satisfaction, damage our brand names and materially and adversely affect our business, results of operations and financial condition.

Competition could reduce our market share and harm our financial performance. Our market is competitive not only because the Internet has minimal technical barriers to entry, but also because we compete directly with other companies in the offline environment.

Our vehicle purchasing services compete against a variety of Internet and traditional vehicle purchasing services, automotive brokers and classified advertisement providers. Therefore, we are affected by the competitive factors faced by both Internet commerce companies as well as traditional, offline companies within the automotive and automotive-related industries. The market for Internet-based commercial services is relatively new, and competition among commercial Web sites may increase significantly in the future. Our business is characterized by minimal technical barriers to entry, and new competitors can launch a competitive service at relatively low cost. To compete successfully, we must significantly increase awareness of our services and brand names. Failure to compete successfully will cause our revenues to decline and would have a material adverse effect on our business, results of operations and financial condition.

We compete with other entities which maintain similar commercial Web sites including AutoUSA, Microsoft Corporation’s MSN Autos, CarsDirect.com, Cars.com, eBayMotors.com and AutoTrader.com. AutoNation, a large consolidator of dealers, has a Web site for marketing vehicles. We also compete indirectly against vehicle brokerage firms and affinity programs offered by several companies, including Costco Wholesale Corporation and Wal-Mart Stores, Inc. In addition, all major automotive manufacturers have their own Web sites and many have launched online buying services, such as General Motors

Corporation’s BuyPower and Ford Motor Company in its partnership with its dealers through FordDirect.com. Our recently announced customer relationship management product, RPM, competes with companies that provide marketing services to automotive manufacturers and dealers, including Reynolds and Reynolds, Automatic Data Processing, TVI Inc., Minacs, Online Administrators and Teletech. We also compete with vehicle dealers that are not part of our networks. Such companies may already maintain or may introduce Web sites which compete with ours.

We believe that the principal competitive factors in the online market are:

•	brand recognition,

•	dealer return on investment,

•	speed and quality of fulfillment,

•	dealer territorial coverage,

•	relationships with automotive manufacturers,

•	variety of related products and services,

•	ease of use,

•	customer satisfaction,

•	quality of Web site content,

•	quality of service and

•	technical expertise.

We cannot assure you that we can compete successfully against current or future competitors, many of which have substantially more capital, existing brand recognition, resources and access to additional financing. In addition, competitive pressures may result in increased marketing costs, decreased Web site traffic or loss of market share or otherwise may materially and adversely affect our business, results of operations and financial condition.

Our quarterly financial results are subject to significant fluctuations which may make it difficult for investors to predict our future performance.

Our quarterly operating results have fluctuated in the past and may fluctuate in the future due to many factors. Our expense levels are based in part on our expectations of future revenues which may vary significantly. If revenues do not increase faster than expenses, our business, results of operations and financial condition will be materially and adversely affected. Other factors that may adversely affect our quarterly operating results include:

•	our ability to retain existing dealers, attract new dealers and maintain dealer and customer satisfaction,

•	the announcement or introduction of new or enhanced sites, services and products by us or our competitors,

•	general economic conditions and economic conditions specific to the Internet, online commerce or the automobile industry,

•	a decline in the usage levels of online services and consumer acceptance of the Internet and commercial online services for the purchase of consumer products and services such as those offered by us,

•	our ability to upgrade and develop our systems and infrastructure and to attract new personnel in a timely and effective manner,

•	the level of traffic on our Web sites and other sites that refer traffic to our Web sites,

•	technical difficulties, system downtime, Internet brownouts or electricity blackouts,

•	the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure,

•	governmental regulation and

•	unforeseen events affecting our industry.

Seasonality is likely to cause fluctuations in our operating results. Investors may not be able to predict our annual operating results based on a quarter to quarter comparison of our operating results.

We expect our business to experience seasonality as it matures. The seasonal patterns of Internet usage and vehicle purchasing do not completely overlap. Historically, Internet usage typically declines during summer and certain holiday periods, while vehicle purchasing in the United States is strongest in the spring and summer months. If seasonality occurs, investors may not be able to predict our annual operating results based on a quarter to quarter comparison of our operating results. Seasonality in the automotive industry, Internet and commercial online service usage and advertising expenditures is likely to cause fluctuations in our operating results and could have a material adverse effect on our business, results of operations and financial condition.

We may be particularly affected by general economic conditions due to the nature of the automotive industry.

The economic strength of the automotive industry significantly impacts the revenues we derive from our dealers, automotive manufacturers and other strategic partners, advertising revenues and consumer traffic to our Web sites. The automotive industry is cyclical, with vehicle sales fluctuating due to changes in national and global economic forces. Purchases of vehicles are typically discretionary for consumers and may be particularly affected by negative trends in the general economy. The success of our operations depends to a significant extent upon a number of factors relating to discretionary consumer spending, including economic conditions (and perceptions of such conditions by consumers) affecting disposable consumer income (such as employment, wages and salaries, business conditions and interest rates in regional and local markets). In addition, because the purchase of a vehicle is a significant investment and is relatively discretionary, any reduction in disposable income in general or a general increase in interest rates or a general tightening of lending may affect us more significantly than companies in other industries.

Zero percent financing offered by manufacturers in 2002 may negatively affect vehicle sales in 2003. Consumers may have shifted their planned vehicle purchases from 2003 to 2002. A decline in vehicle purchases may result in a decline in demand for our services which could adversely affect our business, financial condition and results of operations.

Threatened terrorist acts and the ongoing military action have created uncertainties in the automotive industry and domestic and international economies in general. These events may have an adverse impact on general economic conditions, which may reduce demand for vehicles and consequently our services and products which would have an adverse effect on our business, financial condition and results of operations.

At this time, however, we are not able to predict the nature, extent and duration of these effects on overall economic conditions on our business, financial condition and results of operations.

We cannot assure you that our business will not be materially adversely affected as a result of an industry or general economic downturn.

If any of our relationships with Internet search engines or online automotive information providers terminates, our purchase request volume or quality could decline. If our purchase request volume or quality declines, our participating dealers may not be satisfied with our services and may terminate their relationships with us or force us to decrease the fees we charge for our service. If this occurs, our revenues would decrease.

We depend on a number of strategic relationships to direct a substantial amount of purchase requests and traffic to our Web sites. The termination of any of these relationships or any significant reduction in traffic to Web sites on which our services are advertised or offered, or the failure to develop additional referral sources, would cause our purchase request volume or quality to decline. If this occurs, dealers may no longer be satisfied with our service and may terminate their relationships with us or force us to decrease the fees we charge for our services. If our dealers terminate their relationships with us or force us to decrease the fees we charge for our services, our revenues will decline which could have a material adverse effect on our business, results of operations and financial condition. We receive a significant number of purchase requests through a limited number of Internet search engines, online automotive information providers, and other auto related Internet sites. We periodically negotiate revisions to existing agreements and these revisions could increase our costs in future periods. A number of our agreements with online service providers may be terminated without cause. We may not be able to maintain our relationship with our online service providers or find alternative, comparable marketing sponsorships and alliances capable of originating significant numbers of purchase requests on terms satisfactory to us. If we cannot maintain or replace our relationships with online service providers, our revenues may decline which could have a material adverse effect on our business, results of operations and financial condition.

If we cannot build and maintain strong brand loyalty our business may suffer.

We believe that the importance of brand recognition will increase as more companies engage in commerce over the Internet. Development and awareness of the Autobytel.com, Autoweb.com and CarSmart.com brands will depend largely on our ability to obtain a leadership position in Internet commerce. If dealers and manufacturers do not perceive us as an effective channel for increasing vehicle sales, or consumers do not perceive us as offering reliable information concerning new and used vehicles, as well as referrals to high quality dealers, in a user-friendly manner that reduces the time spent for vehicle purchases, we will be unsuccessful in promoting and maintaining our brands. Our brands may not be able to gain widespread acceptance among consumers or dealers. Our failure to develop our brands sufficiently would have a material adverse effect on our business, results of operations and financial condition.

If we lose our key personnel or are unable to attract, train and retain additional highly qualified sales, marketing, managerial and technical personnel, our business may suffer.

Our future success depends on our ability to identify, hire, train and retain highly qualified sales, marketing, managerial and technical personnel. In addition, as we introduce new services we may need to hire additional personnel. We may not be able to attract, assimilate or retain such personnel in the future. The inability to attract and retain the necessary managerial, technical, sales and marketing personnel could have a material adverse effect on our business, results of operations and financial condition.

Our business and operations are substantially dependent on the performance of our executive officers and key employees. The loss of the services of one or more of our executive officers or key employees could have a material adverse effect on our business, results of operations and financial condition.

We are a relatively new business in an emerging industry and need to manage our growth and our entry into new business areas in order to avoid increased expenses without corresponding revenues.

We have been introducing new services to consumers and dealers in order to establish ourselves as a leader in the evolving market for automotive marketing services. The growth of our operations requires us to increase expenditures before we generate revenues. For example, we may need to hire personnel to oversee the introduction of new services before we generate revenues from these services. Our inability to generate satisfactory revenues from such expanded services to offset costs could have a material adverse effect on our business, results of operations and financial condition.

We must also:

•	test, introduce and develop new services and products, including enhancing our Web sites,

•	expand the breadth of products and services offered,

•	expand our market presence through relationships with third parties and

•	acquire new or complementary businesses, products or technologies.

We cannot assure that we can successfully achieve these objectives.

If federal or state franchise laws apply to us we may be required to modify or eliminate our marketing programs. If we are unable to market our services in the manner we currently do, our revenues may decrease and our business may suffer.

We believe that neither our relationship with our dealers nor our dealer subscription agreements constitute “franchises” under federal or state franchise laws. A federal court of appeals in Michigan has ruled that our dealer subscription agreement is not a “franchise” under Michigan law. However, if any state’s regulatory requirements relating to franchises or our method of business impose additional requirements on us or include us within an industry-specific regulatory scheme, we may be required to modify our marketing programs in such states in a manner which undermines the program’s attractiveness to consumers or dealers. If our relationship or written agreement with our dealers were found to be a “franchise” under federal or state franchise laws, we could be subject to other regulations, such as franchise disclosure and registration requirements and limitations on our ability to effect changes in our relationships with our dealers, which may negatively impact our ability to compete and cause our revenues to decrease and our business to suffer. If we become subject to fines or other penalties or if we determine that the franchise and related requirements are overly burdensome, we may elect to terminate operations in such state. In each case, our revenues may decline and our business, results of operations and financial condition could be materially and adversely affected.

We also believe that our dealer marketing service generally does not qualify as an automobile brokerage activity and, therefore, state motor vehicle dealer or broker licensing requirements do not apply to us. Through a subsidiary, we are licensed as a motor vehicle dealer and broker. In response to Texas Department of Transportation concerns, we modified our marketing program in that state to make our program open to all dealers who wish to apply. In addition, we modified the program to include a pricing model under which all participating dealers, regardless of brand, in a given zip code in Texas are charged uniform fees. If other states’ regulatory requirements relating to motor vehicle dealers or brokers are deemed applicable to us, we may become subject to fines, penalties or other requirements and may be required to modify our marketing programs in such states in a manner that undermines the attractiveness of the program to consumers or dealers. If we determine that the licensing or other requirements, in a given state are overly burdensome, we may elect to terminate operations in such state. In each case, our revenues may decline and our business, results of operations and financial condition could be materially and adversely affected.

If financial broker and insurance licensing requirements apply to us in states where we are not currently licensed, we will be required to obtain additional licenses and our business may suffer.

If we are required to be licensed as a financial broker, it may result in an expensive and time-consuming process that could divert the effort of management away from day-to-day operations. In the event states require us to be licensed and we are unable to do so, or are otherwise unable to comply with regulations required by changes in current operations or the introduction of new services, we could be subject to fines or other penalties or be compelled to discontinue operations in such states, and our business, results of operations and financial condition could be materially and adversely affected.

We provide links on our Web sites so consumers can receive real time quotes for insurance coverage from third parties and submit quote applications online through such parties’ Web sites. We receive fees from such participants in connection with this advertising activity. We do not believe that such activities require us to be licensed under state insurance laws. The use of the Internet in the marketing of insurance products, however, is a relatively new practice. It is not clear whether or to what extent state insurance licensing laws apply to activities similar to ours. Given these uncertainties, we currently hold, through a wholly-owned subsidiary, insurance agent licenses or are otherwise authorized to transact insurance in numerous states.

If we are unable to be licensed to comply with additional regulations, or are otherwise unable to comply with regulations required by changes in current operations or the introduction of new services, we could be subject to fines or other penalties or be compelled to discontinue operations in such states, and our business, results of operations and financial condition could be materially and adversely affected.

There are many risks associated with consummated and potential acquisitions.

We intend to continue to evaluate potential acquisitions which we believe will complement or enhance our existing business. If we acquire other companies in the future, it may dilute the value of existing stockholders’ ownership. The impact of dilution may restrict our ability or otherwise not allow us to consummate acquisitions. Issuance of equity securities may restrict utilization of net operating loss carryforwards because of an annual limitation due to ownership change limitations under the Internal Revenue Code. We may also incur debt and losses related to the impairment of goodwill and other intangible assets if we acquire another company, and this could negatively impact our results of operations. We currently do not have any definitive agreements to acquire any company or business, and we may not be able to identify or complete any acquisition in the future.

Acquisitions involve numerous risks. For example:

•	It may be difficult to assimilate the operations and personnel of an acquired business into our own business,

•	Management information and accounting systems of an acquired business must be integrated into our current systems,

•	We may lose dealers participating in both our network as well as that of the acquired business, if any,

•	Our management must devote its attention to assimilating the acquired business which diverts attention from other business concerns,

•	We may enter markets in which we have limited prior experience, and

•	We may lose key employees of an acquired business.

Internet commerce has yet to attract significant regulation. Government regulations may result in increased costs that may reduce our future earnings.

There are currently few laws or regulations that apply directly to the Internet. Because our business is dependent on the Internet, the adoption of new local, state or national laws or regulations may decrease the growth of Internet usage or the acceptance of Internet commerce which could, in turn, decrease the demand for our services and increase our costs or otherwise have a material adverse effect on our business, results of operations and financial condition.

Tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New state tax regulations may subject us to additional state sales, use and income taxes.

Evolving government regulations may require future licensing which could increase administrative costs or adversely affect our revenues.

In a regulatory climate that is uncertain, our operations may be subject to direct and indirect adoption, expansion or reinterpretation of various laws and regulations. Compliance with these future laws and regulations may require us to obtain appropriate licenses at an undeterminable and possibly significant initial monetary and annual expense. These additional monetary expenditures may increase future overhead, thereby potentially reducing our future results of operations.

We have identified what we believe are the areas of domestic government regulation, which if changed, would be costly to us. These laws and regulations include franchise laws, motor vehicle brokerage licensing laws, motor vehicle dealership licensing laws, insurance licensing laws and financial services laws, which are or may be applicable to aspects of our business. There could be laws and regulations applicable to our business which we have not identified or which, if changed, may be costly to us.

Our success is dependent on keeping pace with advances in technology. If we are unable to keep pace with advances in technology, consumers may stop using our services and our revenues will decrease.

The Internet and electronic commerce markets are characterized by rapid technological change, changes in user and customer requirements, frequent new service and product introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing Web sites and technology obsolete. These market characteristics are exacerbated by the emerging nature of the market and the fact that many companies are expected to introduce new Internet products and services in the near future. If we are unable to adapt to changing technologies, our business, results of operations and financial condition could be materially and adversely affected. Our performance will depend, in part, on our ability to continue to enhance our existing services, develop new technology that addresses the increasingly sophisticated and varied needs of our prospective customers, license leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of our Web sites and iManager systems and other proprietary technology entails significant technical and business risks. We may not be successful in using new technologies effectively or adapting our Web sites and iManager systems, or other proprietary technology to customer requirements or to emerging industry standards.

We are vulnerable to electricity blackouts and communications system interruptions. The majority of our primary servers are located in a single location. If electricity or communications to that location or to our headquarters were interrupted, our operations would be adversely affected.

We presently host our production Web sites and certain systems, including Autobytel.com, Autoweb.com, CarSmart.com, AutoSite.com, AVV.com, RPM and iManager, at secure hosting facilities in Irvine, California and Columbus, Ohio. Although backup servers are available, our primary servers are vulnerable to interruption by damage from fire, earthquake, flood, power loss, telecommunications failure, break-ins and other events beyond our control. In the event that we experience significant system disruptions, our business, results of operations and financial condition would be materially and adversely affected. We have, from time to time, experienced periodic systems interruptions and anticipate that such interruptions will occur in the future.

As a result of a variety of factors, available electricity supply in California may not be sufficient to meet demand at all times in some areas, and these constraints may continue for several years. The supply constraints have been managed, and will likely continue to be managed, by a combination of obtaining additional supplies, requested conservation, interruption of certain customers whose rates include that possibility, and as a last resort, interruption of some or all customers in certain areas through “rolling blackouts.” Relieving the supply constraints is likely to cause increases in the retail rates to be paid. Our main production systems are hosted in a secure facility with generators and other alternate power supplies in case of a power outage. However, our corporate offices, where we maintain our accounting, finance and contract management systems, are vulnerable to wide-scale power outages. To date, we have not been significantly affected by rolling black-outs or other interruptions in service related to the constraints on electricity supply. In the event we are affected by increased electricity rates or interruptions due to electricity supply constraints, our business, results of operations and financial condition could be materially and adversely affected.

We maintain business interruption insurance which pays up to $12.5 million for the actual loss of business income sustained due to the suspension of operations as a result of direct physical loss of or damage to property at our offices. However, in the event of a prolonged interruption, this business interruption insurance may not be sufficient to fully compensate us for the resulting losses.

Internet commerce is new and evolving with few profitable business models. We cannot assure that our business model will be profitable.

The market for Internet-based purchasing services has only recently begun to develop and is rapidly evolving. While many Internet commerce companies have grown in terms of revenues, few are profitable. We cannot assure that we will be profitable. As is typical for a new and rapidly evolving industry, demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty and there are few proven services and products. Moreover, since the market for our services is new and evolving, it is difficult to predict the future growth rate, if any, and size of this market. The extent to which other participants in the automotive industry will accept the role of third party all make, all model services like us is not yet known.

If consumers do not adopt Internet commerce as a mainstream medium of commerce or if automotive industry participants resist the role of third party online services, our revenues may not grow and our earnings may suffer.

The success of our services will continue to depend upon the adoption of the Internet by consumers and dealers as a mainstream medium for commerce and/or the willingness of automotive manufacturers to cooperate with third party services. While we believe that our services offer significant advantages to consumers and dealers, there can be no assurance that widespread acceptance of Internet commerce in general, or of our services in particular, will occur or that automotive companies will continue to accept a role for third party services such as ours. Our success assumes that consumers and dealers who have historically relied upon traditional means of commerce to purchase or lease vehicles, and to procure vehicle financing and insurance, will accept new methods of conducting business and exchanging information and that automotive manufacturers will accept, rather than resist, a role for all make, all model third party sites such as ours that allow for comparisons. In addition, dealers must be persuaded to adopt new selling models and be trained to use and invest in developing technologies. If the market for Internet-based vehicle marketing services fails to develop, develops slower than expected, faces opposition or becomes saturated with competitors, or if our services do not achieve market acceptance, our business, results of operations and financial condition will be materially and adversely affected.

Internet-related issues may reduce or slow the growth in the use of our services in the future.

Critical issues concerning the commercial use of the Internet, such as ease of access, security, privacy, reliability, cost, and quality of service, remain unresolved and may impact the growth of Internet use. If Internet usage continues to increase rapidly, the Internet infrastructure may not be able to support the demands placed on it by this growth, and its performance and reliability may decline. The recent growth in Internet traffic has caused frequent periods of decreased performance, outages and delays. Our ability to increase the speed with which we provide services to consumers and to increase the scope and quality of such services is limited by and dependent upon the speed and reliability of the Internet, which is beyond our control. If periods of decreased performance, outages or delays on the Internet occur frequently or other critical issues concerning the Internet are not resolved, overall Internet usage or usage of our Web sites could increase more slowly or decline, which would cause our business, results of operations and financial condition to be materially and adversely affected.

The public market for our common stock may continue to be volatile, especially since market prices for Internet-related and technology stocks have often been unrelated to operating performance.

Prior to the initial public offering of our common stock in March 1999, there was no public market for our common stock. We cannot assure that an active trading market will be sustained or that the market price of the common stock will not decline. Recently, the stock market in general and the shares of emerging companies in particular have experienced significant price fluctuations. The market price of the common stock is likely to continue to be highly volatile and could be subject to wide fluctuations in response to factors such as:

•	actual or anticipated variations in our quarterly operating results,

•	historical and anticipated operating metrics such as the number of participating dealers, the visitors to our Web sites and the frequency with which they transact,

•	announcements of new product or service offerings,

•	technological innovations,

•	competitive developments, including actions by automotive manufacturers,

•	changes in financial estimates by securities analysts,

•	conditions and trends in the Internet and electronic commerce industries,

•	adoption of new accounting standards affecting the technology or automotive industry and

•	general market conditions and other factors.

Further, the stock markets, and in particular the Nasdaq National Market, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and have often been unrelated or disproportionate to the operating performance of such companies. These broad market factors have and may continue to adversely affect the market price of our common stock. In addition, general economic, political and market conditions, such as recessions, interest rates, international currency fluctuations, terrorist acts, military actions or wars, may adversely affect the market price of the common stock. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against companies with publicly traded securities. Such litigation could result in substantial costs and a diversion of management’s attention and resources, which would have a material adverse effect on our business, results of operations and financial condition.

Changing legislation affecting the automotive industry could require increased regulatory and lobbying costs and may harm our business.

Our services may result in changing the way vehicles are sold which may be viewed as threatening by new and used vehicle dealers who do not subscribe to our programs. Such businesses are often represented by influential lobbying organizations, and such organizations or other persons may propose legislation which could impact the evolving marketing and distribution model which our services promote. Should current laws be changed or new laws passed, our business, results of operations and financial condition could be materially and adversely affected. As we introduce new services, we may need to comply with additional licensing regulations and regulatory requirements.

To date, we have not spent significant resources on lobbying or related government affairs issues but we may need to do so in the future. A significant increase in the amount we spend on lobbying or related activities could have a material adverse effect on our results of operations and financial condition.

International activities may adversely affect our financial condition.

Our licensees currently have Web sites in the United Kingdom, Sweden, The Netherlands and Japan. We may expand our brand into other foreign markets primarily through licensing our trade names. We cannot be certain that we will be successful in introducing or marketing our services abroad. Revenue from our licensees may be adversely affected by risks in conducting business in their markets, such as regulatory requirements, changes in political conditions, potentially weaker intellectual property protections and educating consumers and dealers who may be unfamiliar with the benefits of online marketing and commerce. In addition, our investment in licensees may be impaired. As a result, our results of operations and financial condition may be adversely affected.

Our computer infrastructure may be vulnerable to security breaches. Any such problems could jeopardize confidential information transmitted over the Internet, cause interruptions in our operations or cause us to have liability to third persons.

Our computer infrastructure is potentially vulnerable to physical or electronic computer break-ins, viruses and similar disruptive problems and security breaches. Any such problems or security breaches could cause us to have liability to one or more third parties and disrupt all or part of our operations. A party who is able to circumvent our security measures could misappropriate proprietary information, jeopardize the confidential nature of information transmitted over the Internet or cause interruptions in our operations. Concerns over the security of Internet transactions and the privacy of users could also inhibit the growth of the Internet in general, particularly as a means of conducting commercial transactions. To the extent that our activities or those of third party contractors involve the storage and transmission of proprietary information such as personal financial information, security breaches could expose us to a risk of financial loss, litigation and other liabilities. Our current insurance program may protect us against some, but not all, of such losses. Any of these events could have a material adverse effect on our business, results of operations and financial condition.

We depend on continued technological improvements in our systems and in the Internet overall. If we are unable to handle an unexpectedly large increase in volume of consumers using our Web sites, we cannot assure our consumers or dealers that purchase requests will be efficiently processed and our business may suffer.

If the Internet continues to experience significant growth in the number of users and the level of use, then the Internet infrastructure may not be able to continue to support the demands placed on it by such potential growth. The Internet may not prove to be a viable commercial medium because of inadequate development of the necessary infrastructure, timely development of complementary products such as high speed modems, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or increased government regulation.

An unexpectedly large increase in the volume or pace of traffic on our Web sites or the number of orders placed by customers may require us to expand and further upgrade our technology, transaction-processing systems and network infrastructure. We may not be able to accurately project the rate or timing of increases, if any, in the use of our Web sites or expand and upgrade our systems and infrastructure to accommodate such increases. In addition, we cannot assure that our dealers will efficiently process purchase requests.

Any of such failures regarding the Internet in general or our Web sites, technology systems and infrastructure in particular, or with respect to our dealers, would have a material and adverse affect on our business, results of operations and financial condition.

Misappropriation of our intellectual property and proprietary rights could impair our competitive position.

Our ability to compete depends upon our proprietary systems and technology. While we rely on trademark, trade secret, patent and copyright law, confidentiality agreements and technical measures to protect our proprietary rights, we believe that the technical and creative skills of our personnel, continued development of our proprietary systems and technology, brand name recognition and reliable Web site maintenance are more essential in establishing and maintaining a leadership position and strengthening our brands. As part of our confidentiality procedures, we generally enter into agreements with our employees and consultants and limit access to our trade secrets and technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. Policing unauthorized use of our proprietary rights is difficult. We cannot assure that the steps taken by us will prevent misappropriation of technology or that the agreements entered into for that purpose will be enforceable. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available online. In addition, litigation may be necessary in the future to enforce or protect our intellectual property rights or to defend against claims or infringement or invalidity. Misappropriation of our intellectual property or potential litigation could have a material adverse effect on our business, results of operations and financial condition.

We face risk of claims from third parties relating to intellectual property. In addition, we may incur liability for retrieving and transmitting information over the Internet. Such claims and liabilities could harm our business.

As part of our business, we make Internet services and content available to our customers. This creates the potential for claims to be made against us, either directly or through contractual indemnification provisions with third parties. We could face liability for information retrieved from or transmitted over the Internet and liability for products sold over the Internet. We could be exposed to liability with respect to third-party information that may be accessible through our Web sites, links or car review services. Such claims might, for example, be made for defamation, negligence, patent, copyright or trademark infringement, personal injury, breach of contract, unfair competition, false advertising, invasion of privacy or other legal theories based on the nature, content or copying of these materials. Such claims might assert, among other things, that, by directly or indirectly providing links to Web sites operated by third parties, we should be liable for copyright or trademark infringement or other wrongful actions by such third parties through such Web sites. It is also possible that, if any third-party content information provided on our Web sites contains errors, consumers could make claims against us for losses incurred in reliance on such information. Any claims could result in costly litigation, divert management’s attention and resources, cause delays in releasing new or upgrading existing services or require us to enter into royalty or licensing agreements.

We also enter into agreements with other companies under which any revenue that results from the purchase of services through direct links to or from our Web sites is shared. Such arrangements may expose us to additional legal risks and uncertainties, including local, state and federal government regulation and potential liabilities to consumers of these services, even if we do not provide the services ourselves. We cannot assure that any indemnification provided to us in our agreements with these parties, if available, will be adequate.

Even to the extent such claims do not result in liability to us, we could incur significant costs in investigating and defending against such claims. The imposition upon us of potential liability for information carried on or disseminated through our system could require us to implement measures to reduce our exposure to such liability, which might require the expenditure of substantial resources or limit the attractiveness of our services to consumers, dealers and others.

Litigation regarding intellectual property rights is common in the Internet and software industries. We expect that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. In this regard, a third-party has asserted that we infringe certain of its patents. We initiated legal action to declare that no such infringement exists. There can be no assurance that our services do not infringe on the intellectual property rights of third parties.

In the past, plaintiffs have brought these types of claims and sometimes successfully litigated them against online services. Our general liability insurance may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of our insurance coverage could have a material adverse effect on our business, results of operations and financial condition.

We could be adversely affected by litigation. If we were subject to a significant adverse litigation outcome, our financial condition could be materially adversely affected.

From time to time, we are involved in other litigation matters arising from the normal course of our business activities. The actions filed against us and other litigation, even if not meritorious, could result in substantial costs and diversion of resources and management attention and an adverse outcome in litigation could materially adversely affect our business, results of operations and financial condition.

Sales or the perception of future sales of our common stock may depress our stock price. Because the market prices for Internet related stocks are likely to remain volatile, our stock price may be more adversely affected than other companies by such future sales.

Sales of substantial numbers of shares of our common stock in the public market, or the perception that significant sales are likely, could adversely affect the market price of our common stock. Other than 71,109 shares that are held in escrow until December 4, 2004, and other than as provided in those lock up agreements which are discussed below in “Plan of Distribution”, all of the shares under this prospectus will be available for sale upon and during the effectiveness of the registration statement of which this prospectus forms a part, and this number of shares is greater than the average trading volume for our shares. No prediction can be made as to the effect, if any, that market sales of such shares will have on the market price of our common stock. Sales of substantial amounts of such shares in the public market could adversely affect the market price of our common stock.

If we are unable to maintain our Nasdaq National Market listing, the liquidity of our common stock would be seriously limited.

We cannot assure that we will be able to comply with the minimum requirements for continued listing on the Nasdaq National Market. In the event our shares are delisted from the Nasdaq National Market, we anticipate that we would attempt to have our common stock traded on the NASD over-the counter Bulletin Board. If our common stock is delisted, it would seriously limit the liquidity of our common stock and limit our potential to raise future capital through the sale of our common stock, which could have a material adverse effect on our business.

We are uncertain of our ability to obtain additional financing for our future capital needs. If we are unable to obtain additional financing we may not be able to continue to operate our business.

We currently anticipate that our cash, cash equivalents and short-term investments will be sufficient to meet our anticipated needs for working capital and other cash requirements at least for the next 12 months. We may need to raise additional funds sooner, however, in order to fund more rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. There can be no assurance that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of potential acquisition opportunities, develop or enhance services or products or respond to competitive pressures would be significantly limited. In addition, our ability to continue to operate our business may also be materially adversely affected in the event additional financing is not available when required. Such limitation could have a material adverse effect on our business, results of operations, financial condition and prospects.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could discourage a third party from acquiring us or limit the price third parties are willing to pay for our stock.

Provisions of our amended and restated certificate of incorporation and bylaws relating to our corporate governance could make it difficult for a third party to acquire us, and could discourage a third party from attempting to acquire control of us. These provisions allow us to issue preferred stock with rights senior to those of the common stock without any further vote or action by the stockholders. These provisions provide that the board of directors is divided into three classes, which may have the effect of delaying or preventing changes in control or change in our management because less than a majority of the board of directors are up for election at each annual meeting. In addition, these provisions impose various procedural and other requirements which could make it more difficult for stockholders to effect corporate actions such as a merger, asset sale or other change of control of us. Such charter provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock and may have the effect of delaying or preventing a change in control. The issuance of preferred stock also could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock.

We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns or did own 15% or more of the corporation’s voting stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares offered and sold pursuant to this prospectus.

The selling stockholders will not pay any of the expenses that are incurred in connection with the registration of the shares, but they will pay all commissions, discounts and any other compensation to any securities broker dealers through whom they sell any of the shares.

SELLING STOCKHOLDERS

The following table sets forth the names of each selling stockholder, the aggregate number of shares of common stock beneficially owned by each selling stockholder as of July 15, 2003, and the aggregate number of shares of common stock that each selling stockholder may offer and sell pursuant to this prospectus. Because each selling stockholder may offer all or a portion of the shares of common stock offered by this prospectus at any time and from time to time after the date hereof, no estimate can be made of the number of shares that each selling stockholder may retain upon completion of this offering. However, assuming all of the shares offered by this prospectus are sold by the selling stockholders then, unless otherwise noted in the footnotes to the table below, after completion of this offering, none of the selling stockholders will own more than one percent of the shares of common stock outstanding.

We are registering all of the shares of common stock offered for sale pursuant to this prospectus as required by certain registration rights obligations.

In the following table, we have calculated shares of common stock beneficially owned based upon 37,015,761 shares of common stock outstanding on July 15, 2003, together with options that are exercisable within 60 days of July 15, 2003 for each selling stockholder. Under the rules of the Securities and Exchange Commission, beneficial ownership includes shares over which the named stockholder exercises voting and/or investment power. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. The information with respect to beneficial ownership of common stock held by each person is based upon record ownership data provided by our transfer agent, information as supplied or confirmed by selling stockholders, based upon statements filed with the Securities and Exchange Commission or based upon our actual knowledge.

Except as noted in the footnotes to the table below, within the past three years, none of the selling stockholders have held any position or office with us or any of our affiliates or entered into a material relationship with us or any of our affiliates.

Name	Number of Shares Beneficially Owned (excluding shares offered hereby)	Number of Shares Offered Hereby
Baron iOpportunity Fund, a series of Baron Asset Fund	3,000	200,000
Coatue Qualified Partners, L.P.	0	500,000
Coatue Offshore Fund, Ltd.	0	500,000
MFS SERIES TRUST I on behalf of one of its series, MFS New Discovery Fund (NDF) (1)	38,100	578,900
MFS INSTITUTIONAL TRUST on behalf of one of its series, MFS Institutional Emerging Equities Fund (MEE) (1)	0	107,100
MFS VARIABLE INSURANCE TRUST on behalf of one of its series, MFS New Discovery Series (VND) (1)	14,100	205,800

Name	Number of Shares Beneficially Owned (excluding shares offered hereby)	Number of Shares Offered Hereby
MFS/SUN LIFE SERIES TRUST on behalf of one of its series, New Discovery Series (NWD) (1)	7,300	108,200
STATE STREET RESEARCH ASSET ALLOCATION FUND, a Series of State Street Research Income Trust (2)	0	117,802
STATE STREET RESEARCH EMERGING GROWTH FUND, a Series of State Street Research Capital Trust (2)	0	258,942
PHOENIX-STATE STREET RESEARCH SMALL CAP GROWTH SERIES (2)	0	11,557
JPMORGAN MULTI-MANAGER SMALL CAP GROWTH FUND (2)	0	59,500
STATE STREET RESEARCH SMALL CAPITALIZATION GROWTH GROUP TRUST (2)	0	12,199
T. Rowe Price New Horizons Fund, Inc. (3)	400,000	1,040,000
T. Rowe Price Global Technology Fund, Inc.	13,000	56,000
T. Rowe Price Media & Telecommunications Fund, Inc.	250,000	285,000
T. Rowe Price Developing Technologies Fund, Inc.	0	25,000
TD Entertainment & Communications Fund	53,200	59,000
New York City Deferred Compensation Plan	14,000	35,000
Alter Rock Fund L.P.	0	3,720
Raptor Global Portfolio LTD	0	667,874
Tudor BVI Global Portfolio LTD	0	109,113
Tudor Proprietary Trading LLC	0	59,293
Daniel W. Vogel (4)	500	288,225
Christopher J. Lentz (5)	0	288,225
Advance Publications, Inc.	0	134,659

(1)	The selling stockholder has appointed Massachusetts Financial Services Company (MFS) as its investment advisor with respect to the shares being registered hereby. As investment adviser, MFS has been given discretionary voting and dispositive control over the shares.

(2)	State Street Research & Management Company, as investment manager to the above funds and/or accounts, may be deemed the beneficial owner of the shares held by the registered owner, but disclaims such beneficial ownership.

(3)	Assuming all of the shares owned by T. Rowe Price New Horizons Fund, Inc. that are offered by this prospectus are sold in this offering, after completion of this offering it will own approximately 1.08% of our outstanding common stock.

(4)	Mr. Vogel is currently the Vice President, General Manager of our wholly-owned subsidiary AVV, Inc., and was the President and a shareholder of Applied Virtual Vision, Inc., an Ohio corporation and predecessor to AVV, Inc. for the three years prior to the date it was acquired by us.

(5)	Mr. Lentz is currently the Director of Technology of our wholly-owned subsidiary AVV, Inc., and was the Treasurer and Secretary and a shareholder of Applied Virtual Vision, Inc., an Ohio corporation and predecessor to AVV, Inc. for the three years prior to the date it was acquired by us.

Plan of Distribution

We are registering the shares of common stock offered for sale by this prospectus on behalf of the selling stockholders. As used in this section, “selling stockholders” includes donees, pledgees, distributees, transferees or other successors-in-interest, including, without limitation, their respective affiliates, members and limited or general partners, all of which are referred to as a group below as transferees, or certain counterparties to derivative transactions with the selling stockholders or transferees. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We will pay all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay all brokerage commissions, underwriting discounts, commissions, transfer taxes and other similar selling expenses, if any, associated with the sale of the shares of common stock by them.

An aggregate of 711,109 shares of common stock were originally issued to three of the selling stockholders on June 4, 2003, in connection with our acquisition of Applied Virtual Vision, Inc. The closing price of our common stock as listed on The Nasdaq National Market on June 4, 2003 was $6.03. All of these shares of common stock were issued and sold pursuant to an exemption from the registration requirements of the Securities Act as provided by Rule 506 of Regulation D promulgated under the Securities Act. Of these shares, 71,109 are currently held in escrow as security for certain indemnification obligations of these selling stockholders arising in connection with the acquisition, and will remain in escrow until December 4, 2004. In addition, each of these selling stockholders has agreed under lockup agreements not to, among other things, directly or indirectly offer, sell or otherwise dispose of more than 30,000 shares of common stock in any month. These lockup agreements expire 180 days after the registration statement, of which this prospectus forms a part, is declared effective.

An aggregate of 5,000,000 shares of common stock were originally issued to and purchased by certain of the selling stockholders at a price of $5.40 per share in a private placement on June 24, 2003. All of these shares of common stock were issued and sold pursuant to an exemption from the registration requirements of the Securities Act as provided by Rule 506 of Regulation D promulgated under the Securities Act. We also paid Allen & Company LLC a customary fee as compensation for services as a placement agent and financial advisor to us.

Shares of common stock may be sold by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on The Nasdaq National Market or on any other market on which our common stock may from time to time be trading, in the over-the-counter market, in privately negotiated transactions, through put or call options transactions relating to the shares, through short sales of such shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, fixed prices, varying prices determined at the time of sale or at negotiated prices. The selling stockholders will have the sole discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time. Such transactions may or may not involve brokers or dealers. To the best of our knowledge, none of the selling stockholders have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock offered by this prospectus; however, the selling stockholders may enter into agreements, understandings or arrangements with an underwriter or broker-dealer regarding the sale of their shares in the future.

The selling stockholders may effect such transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals, or other agents. Such broker-dealers or other agents may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers or other agents may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer or other agent might be in excess of customary commissions).

Market makers and block purchasers purchasing the shares may do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any part of the shares offered hereby will be sold by the selling stockholders.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions with respect to the shares. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institutions of the shares. The selling stockholders may also loan or pledge the shares to a financial institution or a broker-dealer and the financial institution or the broker-dealer may sell the shares loaned or upon a default the financial institution or the broker-dealer may effect sales of the pledged shares.

The selling stockholders and any brokers, dealers or agents that participate in connection with the sale of shares of common stock might be deemed to be “underwriters” within the meaning of the Securities Act and any commissions received by such brokers, dealers or agents and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer, broker-dealer or underwriter that participates in transactions involving sales of the shares of common stock offered pursuant to this prospectus against certain liabilities, including liabilities arising under the Securities Act.

Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder and they may be subject to certain statutory liabilities under the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. In addition, the selling stockholders and any other person participating in the offering will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M under the Exchange Act, which may limit the timing of purchases and sales. These restrictions may affect the marketability of the common stock and the ability of any person to engage in market-making activities with respect to the common stock.

Commencing on June 4, 2004, with respect to three of the selling stockholders holding, in the aggregate, 711,109 shares, and commencing on June 24, 2004, with respect to the remaining selling stockholders, some of the shares of common stock covered by this prospectus may qualify for resale pursuant to Rule 144 under the Securities Act and such shares may be sold under Rule 144 rather than under the terms of this prospectus. In addition, subject to applicable state and foreign laws, the selling stockholders may sell their common stock outside the United States pursuant to Rules 903 and 904 of Regulation S under the Securities Act.

To comply with the securities laws of certain jurisdictions, the shares of common stock offered by this prospectus may need to be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

If a selling stockholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker, dealer or underwriter, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act. In addition, to the extent required, we will amend or supplement this prospectus to disclose other material arrangements regarding the plan of distribution.

LEGAL MATTERS

For the purpose of this offering, Paul, Hastings, Janofsky & Walker LLP, Costa Mesa, California is giving an opinion of the validity of the issuance of the securities offered in this prospectus.

EXPERTS

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

The reports of Arthur Andersen on our consolidated financial statements for each of 2001 and 2000, as contained in our Annual Report on Form 10-K for the year ended December 31, 2002, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During 2000 and 2001 and through May 21, 2002, we had no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Arthur Andersen would have caused it to make reference thereto in its report on our consolidated financial statements for such years. During 2000 and 2001 and through May 21, 2002, we had no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

Arthur Andersen furnished us with a letter addressed to the Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter, dated May 22, 2002, is incorporated by reference as Exhibit 16 to our Annual Report on Form 10-K for the year ended December 31, 2002.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses to be paid by the registrant in connection with the sale of the common stock being registered:

Securities and Exchange Commission registration fee	$3,137.18
Legal fees and expenses	$10,000.00
Accountants’ fees and expenses	$8,000.00
Miscellaneous	$4,000.00
Total	$25,137.18

The foregoing items, except for the Securities and Exchange Commission registration fee, are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Reference is made to the Fifth Amended and Restated Certificate of Incorporation, as amended, of the registrant, the Amended and Restated Bylaws, as amended, of the registrant; and Section 145 of the Delaware General Corporation Law; which, among other things, and subject to certain conditions, authorize the registrant to indemnify, or indemnify by their terms, as the case may be, the directors and officers of the registrant against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer. Pursuant to this authority, the registrant has entered into an indemnification agreement with each director and executive officer, whereby the registrant has agreed to cover the indemnification obligations.

The registrant maintains directors’ and officers’ insurance providing indemnification against certain liabilities for certain of the registrant’s directors and officers.

The indemnification provisions in the registrant’s Bylaws, and the indemnification agreements entered into between the registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities arising under the Act.

Reference is made to the following documents incorporated by reference into this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein: (1) the registrant’s Fifth Amended and Restated Certificate of Incorporation, filed as Exhibit 3.1 to the registrant’s Amendment No. 1 to Registration Statement filed on Form S-1 with the Securities and Exchange Commission on February 9, 1999; (2) the registrant’s Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation filed as Exhibit 3.1 to the registrant’s Amendment No. 2 to Registration Statement filed on Form S-1 with the Securities and Exchange Commission on March 5, 1999; (3) the registrant’s Second Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation filed as Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999; (4) the registrant’s Third Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation filed as Exhibit 3.3 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2001; (5) the registrant’s Amended and Restated Bylaws filed as Exhibit 3.2 to registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 5, 1999; (6) Amendment No. 1 to Amended and Restated Bylaws filed as Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001; and (7) Amendment No.2 to Amended and Restated Bylaws filed as Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

ITEM 16. EXHIBITS

Exhibit Number	Description of Document

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP.

10.1*	Form of Subscription Agreement dated June 20, 2003.

23.1	Consent of Paul, Hastings, Janofsky & Walker LLP (Included with 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1*	Power of Attorney

*	Previously filed.

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made pursuant to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) to include any material information with respect to the distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant undertakes that: (1) for purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Irvine, California, this 28th day of July, 2003.

AUTOBYTEL INC.

By:	/s/ HOSHI PRINTER
Hoshi Printer Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

* Michael Fuchs	Chairman of the Board and Director	July 28, 2003

* Jeffrey A. Schwartz	Chief Executive Officer, President and Director (Principal Executive Officer)	July 28, 2003

/s/ HOSHI PRINTER Hoshi Printer	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 28, 2003

* Amit Kothari	Vice President and Controller (Principal Accounting Officer)	July 28, 2003

* Jeffrey H. Coats	Director	July 28, 2003

* Robert S. Grimes	Director	July 28, 2003

* Mark N. Kaplan	Director	July 28, 2003

Signature	Title	Date

* Richard A. Post	Director	July 28, 2003

* Mark R. Ross	Director	July 28, 2003

By:	/s/ HOSHI PRINTER
Hoshi Printer as Attorney-In-Fact

Exhibit Index

Exhibit Number	Description of Document

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP

10.1*	Form of Subscription Agreement dated June 20, 2003

23.1	Consent of Paul, Hastings, Janofsky & Walker LLP (Included with 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1*	Power of Attorney

*	Previously filed.